EXHIBIT 4.1

                                                                 Form of Warrant

                             RESTRICTION ON TRANSFER

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS, AND CANNOT BE RESOLD UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND SUCH LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                     WARRANT
                      To purchase shares of Common Stock of
                                  eGlobe, Inc.

                 1. Grant of Warrant. This is to certify that, for value received, Outsourced Automated Services and Integrated Solutions, Inc., a Delaware corporation ("OASIS"), is entitled to purchase, subject to and in compliance with the provisions of this Warrant, from eGlobe, Inc. ("eGlobe" or the "Company") at a purchase price equal to $.001 per share (the "Exercise Price"), that number of shares of the Common Stock referred to as the __________________ as more fully described in the Side Letter.

                 2. Term. This Warrant may be exercised, subject to and in compliance with the provisions of this Warrant, in whole or in part at any time or from time to time during the period commencing on the date set forth in the Side Letter, and ending 120 days after the later of: (i) the date that the Company notifies the Holder that this Warrant has become exercisable; or (ii) the date of the termination of any restrictions on exercisability described in
Section 9.

                 3. Adjustments.

                 (i) Adjustment for Stock Splits and Combinations. If eGlobe shall at any time or from time to time after the date of the initial issuance of this Warrant (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the number of shares issuable under this Warrant immediately before that subdivision shall be proportionately increased and the Exercise Price shall be proportionately decreased. Conversely, if eGlobe shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the number of shares issuable under this Warrant immediately before the combination shall be proportionately decreased and the Exercise Price shall be proportionately increased. Any adjustment under this Section 3(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (ii) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of eGlobe to which a holder of the number of shares of Common Stock deliverable upon exercise would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder after such transaction to the end that the provisions of this Section 3 (including adjustment of the number of shares issuable under this Warrant and the Exercise Price then in effect) shall be applicable after that event and be as nearly equivalent as practicable. In the case of any reorganization, merger or consolidation in which eGlobe is not the surviving entity, eGlobe shall not consummate the transaction unless the entity surviving such transaction assumes all of eGlobe's obligations hereunder.

                 If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the exercise of this Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock

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dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 3), in any such event the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

                 (iii) Notices.

                 (I) eGlobe shall promptly give written notice to the Holder that this Warrant is exercisable after this Warrant first becomes exercisable and that this Warrant has been adjusted after any adjustment to this Warrant.

                 (II) Upon any reorganization, any reclassification or recapitalization of the capital stock of eGlobe, any merger or consolidation of eGlobe with or into any other corporation, or any Liquidation, eGlobe shall mail to the Holder at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such reorganization, reclassification, transfer, consolidation, merger or Liquidation is expected to become effective, and (2) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger or Liquidation.

                 4. Definitions. "Common Stock" means, collectively, eGlobe's common stock, par value $.001 per share; and if there is a change such that the securities issuable upon exercise of this Warrant are issued by an entity other than eGlobe or there is a change in the class of securities so issuable, then the term "Common Stock" shall mean the shares of the security issuable upon exercise of this Warrant if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                 "Company" means OASIS Reservation Services, Inc.

                 "Contribution Agreement" means the Contribution Agreement, dated as of September 15, 1999 by and among eGlobe, OASIS, EOI, the Company and the LLC.

                 "Liquidation" means the liquidation, dissolution or winding up of eGlobe, whether voluntary or involuntary; provided, however, that neither the consolidation or merger of eGlobe into or with any other entity or entities, nor the sale or transfer by eGlobe of all or any part of its assets, nor the reduction of the capital stock of eGlobe, shall be deemed to be a Liquidation.

                 "LLC" means eGlobe/OASIS Reservations LLC.

                 "Side Letter" means the side letter, dated as of September 15, 1999 by and among eGlobe, OASIS, EOI, the Company and the LLC.

                 5. Exercise Procedures. In order to exercise this Warrant, the Holder shall send a written notice of exercise to eGlobe on any business day at eGlobe's principal office, addressed to the attention of the Secretary of eGlobe, which notice shall specify the number of shares for which this Warrant is being exercised. Payment of the Exercise Price for the shares of eGlobe Common Stock purchased pursuant to the exercise of this Warrant shall be made by cash or check. If the person or entity exercising this Warrant is not the Holder, such person or entity shall also deliver, with the notice of exercise, appropriate proof of the right of such person or entity to exercise this Warrant. An attempt to exercise this Warrant granted hereunder other than as set forth above shall be invalid and of no force and effect. Promptly after exercise of this Warrant as provided for above, eGlobe shall deliver to the person exercising this Warrant a certificate or certificates for the shares Stock being purchased. In the event this Warrant is exercised in part only, eGlobe shall, upon surrender of this Warrant for cancellation, execute and deliver to the Holder a new Warrant of like tenor evidencing the right of the Holder to purchase the balance of the shares of eGlobe Common Stock subject to purchase hereunder. Such stock certificate or certificates shall bear an appropriate legend to the extent required by federal or state securities laws. All shares of eGlobe Common Stock issued upon exercise of this Warrant shall be duly authorized and validly issued, fully paid and non-assessable.

                 6. Transferability. This Warrant shall be transferred by the Holder in whole or in part without the prior written consent of eGlobe.

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                 7. Reservation of Shares. eGlobe shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock as shall from time to time be sufficient to effect the full exercise of this Warrant. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of all then-outstanding shares of this Warrant, eGlobe will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 8. Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of this Warrant. All shares of Common Stock (including fractions thereof) issuable upon more than one exercise of this Warrant by the Holder thereof shall be aggregated for purposes of determination whether the exercise would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exercise would result in the issuance of any fractional share, eGlobe shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of exercise. Notwithstanding the foregoing, in the event that the Holder seeks to make ten separate exercises of this Warrant ten times within any one year period, eGlobe shall not be obligated to pay any cash amount for fractional shares upon any subsequent exercise(s) by such holder during such year, but may withhold the fractional share(s) and aggregate such fractional share(s) with any additional fractional share(s) issuable to such holder during such year, and pay the cash (if any) required by this section for any fractional shares remaining after such aggregation at the end of such year.

                 9. General Restrictions. eGlobe shall not be required to issue any shares of eGlobe Common Stock under this Warrant if the issuance of such shares would constitute a violation by eGlobe of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws.

                 10. Securities Law Documentation. As a condition to the issuance of the shares under this Warrant, the Holder shall provide to the Company any documentation reasonably requested by the Company in order to establish that the issuance of the shares does not violate the registration requirements of the Securities Act.

                 11. NASDAQ Limitations. The Holder acknowledges that the number of shares which may be issued under this Warrant may be limited by the rules and regulations of the NASDAQ Stock Market which restrict the number of shares which may be issued without shareholder approval (as more fully set forth in the Side Letter).

                 12. Divisibility; Combination. This Warrant may, at the option of the Holder, without expense, be divided into or combined with other Warrants for Common Stock which carry the same rights. Upon surrender of this Warrant and any such other Warrant to eGlobe together with a written notice signed by the Holder and specifying the denominations for not less than 10,000 shares of Common Stock in which new Warrants are to be issued, eGlobe shall execute and deliver new Warrants, as requested entitling the Holder to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder and under any such other Warrants. The term "Warrant" as used herein includes any Warrant into which this Warrant may be divided or combined.

                 13. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent federal law may be applicable.

                 14. Payment of Taxes. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by eGlobe in connection with such exercise and the related issuance of shares of Common Stock.

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                 IN WITNESS WHEREOF, eGlobe has caused this Warrant to be duly executed on the day and year set forth below.

                 DATED:    __________ __, 1999

                                             eGLOBE, INC.

                                             -----------------------------------
                                             Christopher J. Vizas
                                             Chairman & Chief Executive Officer

                 ATTEST:

                 By ____________________________________
                 Its ____________________________________